UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 16, 2012

XILINX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2012, Xilinx, Inc. (the “Corporation”) entered into a retirement agreement with Vincent Ratford (the “Retirement Agreement”). Under the terms of the Retirement Agreement, Mr. Ratford’s employment terminated on July 15, 2012 (the “Termination Date”).

The Retirement Agreement provides that if Mr. Ratford executes, and does not revoke during the applicable revocation period, a general release in favor of the Corporation and certain related parties, he will receive (i) within 30 days of the expiration of the release revocation period, a payment in the amount of $277,500 (less applicable taxes), which is equal to nine months of his base salary in effect as of the Termination Date and (ii) payment of premiums required to continue Mr. Ratford’s health care coverage for 13 months, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, provided that Mr. Ratford timely elects and remains eligible for such coverage and that he does not become eligible for health coverage from a subsequent employer or other entity during the 13-month period.

In addition, under the terms of the Retirement Agreement, Mr. Ratford is subject to various restrictive covenants, including covenants against disparagement and interference with the business relationships of the Corporation and certain related parties, and against the use of the Corporation’s proprietary information or trade secrets to interfere with the Corporation’s relationships with its current or prospective customers. Mr. Ratford also agreed that for one year following Termination Date, he will not, directly or indirectly, interfere with the Corporation’s relationships with any of its employees.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

July 20, 2012	By:	/s/ Jon A. Olson
Jon A. Olson
Senior Vice President, Finance and Chief Financial Officer